Exhibit 99.2

For Immediate release

Date: March 10, 2010

Carrington, ND

Dakota Growers Pasta Company to be acquired by Viterra (TSX: VT, ASX: VTA)

Dakota Growers Pasta Company, Inc. announced today that they have signed a definitive merger agreement in which a subsidiary of Viterra Inc., a grain handling and food processing company with global operations, will acquire all of the outstanding shares of Dakota Growers, a leading producer of dry pasta products in North America. The all-cash transaction, structured as a tender offer followed by a merger, represents a total enterprise value* of $240 million, and has been approved by the Boards of Directors of both companies.

Under the terms of the agreement, a subsidiary of Viterra will commence a tender offer to purchase all outstanding shares of common stock of Dakota Growers at a price of $18.28 per share and all outstanding shares of Series D preferred stock of Dakota Growers at a price of $.10 per share. The offer is conditioned on, among other things, the tender of a simple majority of the outstanding shares of Dakota Growers’ common stock, calculated on a fully diluted basis. The tender offer will commence and information will be provided to Dakota Growers’ shareholders within approximately ten business days. Dakota Growers and Viterra intend to conduct shareholder information meetings after the offering materials have been distributed.

The Board of Directors of Dakota Growers has unanimously approved the merger agreement and is recommending that shareholders tender their shares of common stock and Series D preferred stock pursuant to the offer.

Based in Carrington, North Dakota, Dakota Growers is the third largest producer and marketer of dry pasta products in North America, primarily supplying the ingredient, food service and private label retail markets. The company owns an integrated durum mill and pasta production plant in Carrington, North Dakota and a pasta production plant in New Hope, Minnesota.

Viterra, headquartered in Calgary, Alberta, is a leading North American agri-business with extensive operations across Western Canada, the United States, Australia, and New Zealand. It has been a part of the agricultural landscape for nearly 100 years. It has operations in Ray and Northgate, North Dakota, Minneapolis, Minnesota, and operates six feed mills in New Mexico, Texas and Oklahoma. Viterra has diverse operations including agri-products retailing, research and development, grain handling and marketing, and processing, which includes oats, malt and canola processing.

* Total enterprise value includes equity value and anticipated net cash/debt at closing, subject to certain adjustments for transaction costs and other closing adjustments.

The two companies see each other as excellent strategic partners, with similar histories. Both companies were created by grain growers as farmer cooperatives and have followed similar paths to become corporations.

“This transaction is going to allow our shareholders to realize the value of their investment in this company,” said Tim Dodd, CEO of Dakota Growers. “To date there have been limited opportunities to capture the value of that investment, and this transaction will provide the liquidity that we have long sought for our shareholders.”

The financial strength of the combined companies is positive for the long-term viability of the durum milling and pasta manufacturing industries in this State.  The mill will continue to source durum from farmers in the region and will continue to meet its milling requirements by accessing grains in close proximity to the Carrington mill.

The combined company will also result in a stronger, more globally competitive organization, presenting opportunities for employees, customers and their communities. It will have a strong combined management team, high quality assets and a tremendous reputation in the marketplace.

Shareholders will receive tender documents within approximately two weeks. These documents will contain all of the necessary information needed to make an informed decision. Shareholders will have about 30 business days to respond. A toll free number will be set up for any inquiries.

Any immediate inquires should be directed to Tim Dodd at Dakota Growers Pasta Company, 1-(800)-280-2855.

Forward-Looking Information

This release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such statements. Important factors that could affect these statements include, without limitation, weather conditions; producer’s decisions regarding total planted acreage, crop selection, and utilization levels of farm inputs such as fertilizers and pesticides; grain export levels; changes in government policy and transportation deregulation; world agricultural commodity prices and markets; currency risk; changes in competitive forces including pricing pressures; and global political and economic conditions, including grain subsidy actions of the United States and European Union.

Important Additional Information

The tender offer (the “Offer”) described in this press release for all of the outstanding shares of common stock and Series D Preferred Stock of Dakota Growers Pasta Company, Inc. (the “Company”) has not yet commenced.  Viterra Inc. (“Viterra”) and certain of its wholly-owned subsidiaries intend to file a Tender Offer Statement on Schedule TO (including an Offer to Purchase, Letter of Transmittal and related tender offer documents, the “Tender Offer Documents”) with the Securities and Exchange Commission (the “SEC”).  This press release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of the Company, nor is it a substitute for the Tender Offer Documents. Investors and Company shareholders are strongly advised to read the Tender Offer Documents, the related Solicitation/Recommendation Statement on Schedule 14D-9 that will be filed by the Company with the SEC, and other relevant materials when they become available, because they will contain important information.

Investors and Company shareholders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Investors and Company shareholders may also read and copy any reports, statements and other information filed by Viterra, or the Company with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.